Exhibit 99
GORMAN-RUPP REPORTS FIRST QUARTER 2010 RESULTS
Mansfield, Ohio — April 22, 2010 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the first quarter ended March 31, 2010.
Net sales during the first quarter ended March 31, 2010 decreased 8.1% to $65,786,000 compared to $71,598,000 during the same period in 2009. Net income decreased slightly to $4,497,000 compared to $4,506,000 in the first quarter 2009, a total decrease of 0.2%. Earnings per share were $0.27 and $0.27 for the two compared periods.
Net sales during the quarter continued to be negatively impacted by the global recession. The markets with the largest declines include fire protection, government and custom pump applications.
Although sales were lower, earnings for the quarter were similar to the first quarter of 2009 due to continuing cost savings implemented in 2009. These cost savings also contributed to the 5.2% increase in operating income. In addition, pension expense decreased $0.02 per share as a result of the rebound in the equity markets during 2009. Offsetting this decrease was increased depreciation expense of $0.02 per share primarily due to the Mansfield Division’s new facilities.
The Company’s backlog of orders increased to $104.5 million at March 31, 2010 compared to $91.8 million a year ago and $93.7 million at December 31, 2009. The increase from March 31, 2009 was primarily due to orders arising from wastewater and international fire protection applications. Federal stimulus dollars had some favorable impact on orders received in the municipal market during the quarter.
Cash flow from operations during the first quarter 2010 was $9.0 million, resulting in a continuing strong liquidity position with $45.5 million of cash and short-term investments. During the quarter, $5.0 million of borrowings used to partially finance the expansion and consolidation of the Mansfield Division were re-paid with the remaining $10.0 million planned to be paid by the end of 2010.
The Company successfully implemented a new enterprise resource planning system at several locations during the quarter, which will provide for greater information technology capabilities as the Company continues to grow.
Jeffrey S. Gorman, President and CEO said, “Customer order growth is encouraging, especially in the commercial and international fire protection markets. The economy appears to be starting to recover from the global recession, but we continue to remain cautious until clearer signs of a solid recovery in the capital goods sector become more evident. We are pleased with the continued collective effort of all our locations to control costs while improving productivity, resulting in our earnings for the quarter being comparable to first quarter 2009 even though sales decreased.”
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2010	2009

Net sales	$65,786	$71,598
Cost of products sold	50,337	56,253

Gross profit	15,449	15,345

Selling, general and administrative expenses	8,759	8,988

Operating income	6,690	6,357

Other income (expense) — net	9	511

Income before income taxes	6,699	6,868
Income taxes	2,202	2,362

Net income	$4,497	$4,506

Basic and diluted earnings per share	$0.27	$0.27
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	March 31,	December 31,
	2010	2009

Assets
Cash and short-term investments	$45,528	$45,908
Accounts receivable — net	42,739	37,239
Inventories	38,539	40,506
Deferred income taxes and other current assets	4,929	7,747

Total current assets	131,735	131,400

Property, plant and equipment — net	108,660	108,523

Deferred income taxes and other assets	9,751	9,501

Total assets	$250,146	$249,424

Liabilities and shareholders’ equity

Accounts payable	$11,548	$8,972
Short-term debt	10,000	15,000
Accrued liabilities and expenses	19,999	19,203

Total current liabilities	41,547	43,175

Deferred and other income taxes	1,325	1,323
Retirement benefits	4,206	5,044
Postretirement benefits	22,582	22,270

The Gorman-Rupp Company shareholders’ equity	179,798	176,905
Noncontrolling interest	688	707

Total shareholders’ equity	180,486	177,612

Total liabilities and shareholders’ equity	$250,146	$249,424

Shares outstanding	16,710,535	16,710,535